EXHIBIT 99.17

INTERCREDITOR AGREEMENT

21 February 2008

BETWEEN

REPSOL YPF, S.A.
as the Seller

and

CREDIT SUISSE INTERNATIONAL
GOLDMAN SACHS INTERNATIONAL BANK
BNP PARIBAS
BANCO ITAÚ EUROPA, S.A. SUCURSAL FINANCEIRA EXTERIOR
(together with their assignees or successors)
as the Lenders

and

PETERSEN ENERGÍA, S.A.
(SOCIEDAD UNIPERSONAL) / (SOLE SHAREHOLDER COMPANY)
as the Borrower

and

CREDIT SUISSE, LONDON BRANCH
as Senior Agent and Intecreditor Agent

and

HSBC Bank plc
as Collateral Agent

and

PETERSEN ENERGÍA PTY, LTD.

relating, inter alia, to a Senior Secured Term Loan Facility and a Seller Credit Agreement

each dated on the date of this Agreement

THIS INTERCREDITOR AGREEMENT (the Agreement) is executed by Deed before me, the Notary Public of Madrid. Mr. Martín María Recarte on this 21 February 2008 by and between

BETWEEN:

(1)
PETERSEN ENERGÍA, S.A. (SOCIEDAD UNIPERSONAL), a company duly incorporated and existent under the Laws of Spain, with registered address in Madrid, Plaza de Pablo Ruiz Picasso, number 1, Building Torre Picasso, floor 38. It was incorporated for an indefinite period of time by means of Deed granted before the Notary Public of Madrid, Mr José Luís Martínez-Gil Vich, on 23 July 2007, with the number 2.918 of its registry. It is registered in the Commercial Registry of Madrid, at Tomo 24.588, Libro 0, Folio 88, Sección 8ª, Hoja number M-442.504, inscripción 1. Its Tax number is A-85.174.621 (the Borrower).

Acts on its behalf (i) Mr. Mauro Renato José Dacomo, of legal age, of Argentinean nationality, with domicile at Cerrito 740, Piso 11, Ciudad Autónoma de Buenos Aires, holder of passport number 16764606-N; and (ii) Mr. Ignacio Cruz Morán, of legal age, of Argentinean nationality, with domicile at Cerrito 740, Piso 11, Ciudad Autónoma de Buenos Aires, holder of passport number 21763012N, by means of a power of attorney granted by the Board of Director of the Company on 6 February 2008, a certification of which was notarised by deed executed before the Notary of Madrid, Mr. Manuel Gonzalo Meneses García Valdecasas, on 11 February 2008, with the number 886 of its public registry.

(2)
PETERSEN ENERGÍA PTY. LTD., a company duly incorporated and existing under the Laws of Australia, with registered office in Level 23, Rialto Towers 525, Collins Street, Melbourne, registered with the Securities and Investments Commission with the number of company 128.147.419, and with Spanish N.I.F. number N-8001058J (in this capacity the Shareholder).

Acts on its behalf Mr. D. Claudio Adolfo Canepa, of legal age, of Argentinean nationality, with domicile for this purposes at Level 23, Rialto Towers 525, Collins Street, Melbourne, holder of passport number 13302401N and (ii) Mr. D. Matías Eskenazi Storey, of legal age, of Argentinean nationality, with domicile for this purposes at Level 23, Rialto Towers 525, Collins Street, Melbourne, holder of passport number 20383823N, acting as Directors of the Pledgor and with faculties to sign this documents as it is evidenced by the certificated issues by the Notary Public of Queensland (Australia) on 29 January 2008, a copy duly apostilled of which I have examined and consider sufficient.

(3)
REPSOL YPF, S.A. (hereinafter, the Seller), a company duly incorporated and existent under the Laws of Spain, with registered address in Madrid, Paseo de la Castellana, número 278. It is registered in the Commercial Registry of Madrid, at Tomo 3.893, Folio 175, Hoja number M-65.289. Its Tax number is A-78374725.

Acts on its behalf Mr. Fernando Ramirez Mazarredo, of legal age, married, of Spanish nationality, with professional domicile at Madrid, Paseo de la Castellana 278, holder of identity card number 1.485.502-R, by virtue of the power of attorney granted to him by means of a Deed executed before the Notary Public of Madrid, Jaime Recarte Casanova, on 20 June de 2005, under number 2.008 of his files, which I have examined and consider sufficient.

The granting of this document, and the rest of the documents related to the Credit Agreement (as defined below) has been expressly approved by virtue of the resolution of the Board of Directors of Repsol YPF, S.A., dated 19 December 2007. The certification of this resolution is attached to this policy.

(4)
CREDIT SUISSE INTERNATIONAL (hereinafter, CS), a company duly incorporated and existing under the laws of England, with registered office at 1 Cabot Square, E14 4QJ, and registered under number 2500199. CIF number N0069025E.

Acts on its behalf Mr. Eduardo Sebastián de Erice y Malo de Molina, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 51388757H, and Mr. Pablo Manuel Rodríguez Abelenda, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 19.012.777B by virtue of the power of attorney granted to him by means of a Deed executed before the Notary Public of London, Mr. Andrew Jonathan Claudet on February 6, 2008, which I have examined and consider sufficient.

(5)
GOLDMAN SACHS INTERNATIONAL BANK (hereinafter, Goldman), a company duly organized and existing under the law of England, duly registered in the England and Wales Company Registry Office, with registered address at Peterborough Court, 133 Fleet Street, London, EC4A 2BB. CIF number N0060324A.

Acts on its behalf Mr. Eduardo Sebastián de Erice y Malo de Molina, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 51388757H, and Mr. Pablo Manuel Rodríguez Abelenda, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 19.012.777B by virtue of the power of attorney granted to him by means of a Deed executed before the Notary Public of London, Mr. James Kerr Milligan on February 6, 2008, which I have examined and consider sufficient.

(6)
BNP PARIBAS (hereinafter, BNP) a public company duly incorporated under the laws of France, with registered address at 16, Boulevard des Italiens, 75009 Paris, registered with the Commercial and Companies Registry of Paris with registered number 662 042 449 RCS Paris.

Acts on its behalf Mr. Eduardo Sebastián de Erice y Malo de Molina, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 51388757H, and Mr. Pablo Manuel Rodríguez Abelenda, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 19.012.777B by virtue of the power of attorney granted to him by means of a Deed executed before the Notary Public of Paris, Mr. Pascual Dufour on February 18, 2008, a copy of which duly apostilled I have examined and consider sufficient.

(7)
BANCO ITAÚ EUROPA, S.A., acting through its SUCURSAL FINANCEIRA EXTERIOR (hereinafter, BIE). Banco Itaú Europa, S.A. is a public company duly incoroprated and existing under Portuguese Law, with registered address at Rua Tierno Galván, torre tres, décimo primer piso, freguesia of Santa Isabel, county of Lisboa, registered with the Conservatória do Registro Comercial de Lisboa under the number of identification of collective person 503.305.979. Its Sucursal Financeira Exterior is placed at Edificio Marina Fórum, Avenida Arriaga, number 77, segundo angar, room 201. of Funchal, registered with the Conservatoria do Registro Comercial da Zona Franca da Madeia under the number of identification of collective person 980.103.878. CIF number N0103158B.

Acts on its behalf Mr. Rafael Jaime Navarro Navarro, of legal age, of Spanish nationality, with professional domicile at Paseo de la Castellana, Madrid, holder of identity card number 24.271.916Q, by virtue of the power of attorney granted to him by means of a Deed executed before the Notary Public of Lisbon, Mrs. María Teresa Araújo Letie on February 18, 2008, a copy of which duly apostilled I have examined and consider sufficient.

(8)
CREDIT SUISSE, LONDON BRANCH (in its capacity as Senior Agent and Intercreditor Agent), branch duly incorporated under the English law, with registered number BR000469, of Credit Suisse, a bank duly incorporated and existing under the laws of Zurich, Switzerland, with the company number CH-020.3.923.549-1. The branch has its registered office at 1, Cabot Square, London, E14 4QJ. CIF number N0060330H.

Acts on its behalf Mr. Eduardo Sebastián de Erice y Malo de Molina, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 51388757H, and Mr. Pablo Manuel Rodríguez Abelenda, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 19.012.777B by virtue of the power of attorney granted to him by means of a Deed executed before the Notary Public of London, Mr. Jeremy Brookers Burguess on February 15, 2008, a copy of which duly apostilled I have examined and consider sufficient.

(9)
HSBC BANK PLC, a limited liability company duly existing and incorporated under the laws of England, registered with the Office of the Companies Registry of England and Wales under the number 14259, with registered address at 8 Canada Square, London E14 5HQ (hereinafter, together with any successors or assignees in such capacity, the Collateral Agent).

Acts on its behalf Mr. Eduardo Sebastián de Erice y Malo de Molina, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 51388757H, and Mr. Pablo Manuel Rodríguez Abelenda, of legal age, lawyer, of Spanish nationality, with professional domicile in Madrid at street Pedro de Valdivia, number 10, holder of identity card number 19.012.777B by virtue of the power of attorney granted to him by means of a Deed executed before the Notary Public of London, Mr. Richard Graham Rosser on February 18, 2008, a copy of which duly apostilled I have examined and consider sufficient.

Each Party acknowledges to each other that it has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Agreement and the transactions contemplated by this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Agreement means an agreement by which a person becomes a party to this Agreement, substantially in the form of Schedule 1 (Form of Accession Agreement) with such amendments as the Intercreditor Agent may approve or reasonably require.

Additional Seller Subordinated Debt has the meaning given to it in the Seller Credit Agreement.

Borrower in Insolvency has the meaning given to it in 6.1 (Subordination Events).

Collateral Agent's Account has the meaning given to it in the Senior Secured Term Loan Facility.

Creditor means:

(a)	a Senior Creditor;

(b)	the Seller; or

(c)	a Shareholder.

Debt means:

(a)	the Senior Debt;

(b)	the Seller Debt; or

(c)	the Shareholder Debt.

Designated Security Document means any document evidencing a Security Interest in favour of a Designated Senior Creditor for the purpose of securing Designated Senior Debt that is designated as such by the Borrower and the Intercreditor Agent.

Designated Security Interest means a Security Interest created or evidenced by a Designated Security Document.

Designated Senior Debt means all Liabilities owed by the Borrower to any Designated Senior Creditor incurred for the purpose of refinancing:

(a)	the Senior Debt referred to in paragraph (a) of the definition of Senior Debt outstanding immediately before such refinancing; plus

(b)	reasonable fees, costs and expenses incurred by the Borrower in connection with that refinancing.

Designated Senior Creditor means any creditor under a Designated Senior Finance Document that is owed Designated Senior Debt and has become a Party to this Agreement by the execution of an Accession Agreement.

Designated Senior Finance Document means any document evidencing, guaranteeing or securing Designated Senior Debt, the terms of which:

(a)	are not more onerous to the Borrower or directly or indirectly to the Seller than the Senior Finance Documents, as amended; and

(b)
provide that the maximum principal amount of any loans or other financial accommodation provided under them does not exceed the Senior Debt referred to in paragraph (a) of the definition of Senior Debt outstanding immediately before such refinancing plus reasonable fees, costs and expenses incurred by the Borrower in connection with that refinancing, and that is designated as such by the Borrower and the Intercreditor Agent.

Event of Default means a Senior Event of Default or a Seller Event of Default and such equivalent term as may be defined in the Designated Senior Finance Documents.

Finance Document means:

(a)	a Senior Finance Document;

(b)	a Designated Senior Finance Document;

(c)	a Seller Finance Document; or

(d)	a Shareholder Document.

Finance Parties means the Lender and the Agents as defined in the Senior Secured Term Loan Facility (and a Finance Party shall mean any one of them).

Junior Creditor means:

(a)	on or before the Senior Debt Discharge Date, the Seller or each Shareholder; or

(b)	after the Senior Debt Discharge Date, each Shareholder.

Junior Creditor Suspension Notice has the meaning given to that term in Clause 5.2 (Junior Creditor Payment Suspension).

Junior Debt means:

(a)	on or before the Senior Debt Discharge Date: (i) the Seller Debt; and (ii) the Shareholder Debt; and

(b)	after the Senior Debt Discharge Date, the Shareholder Debt.

Junior Finance Documents means:

(a)	on or before the Senior Debt Discharge Date: (i) the Seller Documents; and (ii) the Shareholder Documents; and

(b)	after the Senior Debt Discharge Date, the Shareholder Documents.

Liability means any present or future liability (actual or contingent), together with:

(a)	any refinancing, deferral or extension of that liability;

(b)	any further advance which may be made under any agreement expressed to be supplemental to any document in respect of that liability, together with all related interest, fees and costs;

(c)	any claim for damages or restitution in the event of rescission of that liability or otherwise;

(d)	any claim flowing from any recovery by a payment or discharge in respect of that liability on the grounds of preference or otherwise; and

(e)
any amount (such as post-insolvency interest) which would be included in any of the above but for its discharge, non-provability, unenforceability or non-allowability in any insolvency or other proceedings.

Majority Senior Creditors means the Majority Lenders as defined in the Senior Secured Term Loan Facility or as that or an equivalent term may be defined in the Designated Senior Finance Documents.

Party means a party to this Agreement.

Permitted Excluded Share Disposal Proceeds means the proceeds received from any Permitted Excluded Shares Disposition, as contemplated in the Senior Secured Term Loan Facility.

Permitted Excluded Shares Disposition shall have the same meaning as defined in the Senior Secured Term Loan Facility.

Required Lenders shall have the same meaning as defined in the Senior Secured Term Loan Facility or as that or an equivalent term may be defined in the Designated Senior Finance Documents.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

Seller Credit Agreement means the credit agreement dated on the date of this Agreement between, among others, the Borrower and the Seller.

Seller Debt means any Liabilities owing by the Borrower to the Seller under the Seller Documents and any Additional Seller Subordinated Debt.

Seller Debt Discharge Date means the date on which the Seller Debt has been unconditionally and irrevocably paid and discharged in full and all commitments under and as defined in the Seller Documents have been cancelled in accordance with the Seller Documents.

Seller Documents means the Loan Documents as defined in the Seller Credit Agreement.

Seller Enforcement Event means the exercise by the Seller of its right under the Seller Credit Agreement to cancel any obligation to provide a facility or to demand payment of any sum payable under the Seller Credit Agreement.

Seller Enforcement Notice has the meaning given to that term in the definition of Seller Standstill Period.

Seller Enforcement Proceeds means the proceeds (which may be in cash, in kind and/or in specie) of enforcement of the Seller Security Documents plus any fees, costs and expenses incurred in enforcing the Seller Security.

Seller Event of Default means an Event of Default as defined in the Seller Credit Agreement.

Seller Security means any Security Interest created or evidenced by a Seller Security Document.

Seller Security Document means any document creating or evidencing a Security Interest in favour of the Seller in respect of the Seller Debt.

Seller Standstill Period means:

(a)	for a Seller Event of Default resulting from the non-payment of any Seller Debt comprising principal, interest or fees or any other amount but excluding expenses, a period of 90 days; and

(b)	for any other Seller Event of Default, a period of 150 days,

from the date the Senior Agent receives a notice (a Seller Enforcement Notice) from the Seller specifying that the relevant Seller Event of Default has occurred.

Senior Creditor means a Finance Party or any Designated Senior Creditor.

Senior Debt means:

(a)	all Liabilities owing by the Borrower to a Lender under or in connection with the Senior Secured Term Loan Facility; or

(b)	after the date on which all the Senior Debt referred to in paragraph (a) has been unconditionally and irrevocably paid and discharged in full (as determined by the Senior Agent) and all commitments under the Senior Secured Term Loan Facility have been cancelled, Designated Senior Debt.

Senior Debt Discharge Date means the date on which all the Senior Debt has been unconditionally and irrevocably paid and discharged in full in cash and all commitments under the Senior Finance Documents have been cancelled in accordance with the Senior Finance Documents.

Senior Enforcement Event means the giving of a notice of acceleration by the Administrative Agent (as defined in the in the Senior Secured Term Loan Facility) pursuant to Article VII of the Senior Secured Term Loan Facility, and in relation to the Designated Senior Debt, the equivalent event under the Designated Senior Finance Documents.

Senior Event of Default means an Event of Default as defined in the Senior Secured Term Loan Facility.

Senior Finance Document means a Loan Document as defined in the Senior Secured Term Loan Facility or a Designated Senior Finance Document.

Senior Secured Term Loan Facility means the $1,026,000,000 senior term loan facilities agreement dated on the date of this Agreement between, among others, the Borrower and the Senior Creditors.

Shareholder means Petersen Energía PTY, Ltd. and each owner of equity of the Borrower whose shares in the Borrower are pledged as security for the Senior Secured Term Loan Facility.

Shareholder Document means any document evidencing a Shareholder Debt.

Shareholder Debt means all Liabilities owing by the Borrower to a Shareholder.

Subordination Period means:

(a)	in relation to the subordination provisions for the benefit of the Senior Creditors, the period beginning on the date of this Agreement and ending on the Senior Debt Discharge Date; and

(b)	in relation to the subordination provisions between the Seller and the Shareholder, the period beginning on the date of this Agreement and ending on the Seller Debt Discharge Date.

Subordinated Seller Debt means Seller Debt in excess of the Seller Enforcement Proceeds (or the value reasonably attributed to the Seller Enforcement Proceeds if they are made in kind and/or in specie).

Transaction Security Document:

(a)	a Security Document as defined in the Senior Secured Term Loan Facility; or

(b)	a Designated Security Document.

Transaction Security means any Security Interest created or evidenced by a Transaction Security Document.

1.2	Construction

(a)	On or before the Senior Discharge Date, words defined in the Senior Secured Term Loan Facility have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(b)	After the Senior Discharge Date, words defined in the Seller Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

(c)	The covenants of the Borrower, Seller and Shareholders under this Agreement shall remain in force during the Subordination Period.

(d)	If an amount paid to a Creditor under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Agreement.

(e)	A reference in this Agreement to a Finance Document is a reference to that Finance Document as amended only if the amendment is allowed by this Agreement.

(f)	If there is any conflict between the terms of this Agreement and any Finance Document, this Agreement will prevail.

(g)	A reference to payment includes a distribution, prepayment or repayment and references to pay include distribute, repay or prepay.

(h)	A reference give any financial support, financial accommodation (or similar phrases) in connection with any Debt include the taking of any participation in or in respect of such Debt, the giving of any guarantee or other assurance against loss in respect of such Debt, or the making of any deposit or payment in respect of or on account of such Debt.

2.	RANKING

2.1	Ranking

(a)	Subject to the terms of this Agreement, the Debt shall rank in right and priority of payment in the following order:

First	Senior Debt

Second	Seller Debt; and

Third	Shareholder Debt.

(b)	The ranking in paragraph (a) above applies regardless of:

(i)	the order of registration, notice or execution of any document;

(ii)	when any Debt is incurred;

(iii)	whether or when a Creditor is obliged to advance any Debt; or

(iv)	any fluctuation in the outstanding amount of, or any intermediate discharge of, any Debt.

(c)
The Transaction Security secures only the Senior Debt and the Seller Security secures only the Seller Debt and this Agreement does not rank the Transaction Security or the Seller Security in any respect.

(d)
Notwithstanding any other provision of a Finance Document to the contrary, the Seller shall be under no obligation to share or turnover any Seller Enforcement Proceeds received by the Seller after the expiry of the Seller Standstill Period with or to any other Party and the Seller may appropriate such proceeds in accordance with the Seller Documents without regard to any other Creditor.

(e)	The Shareholder Debt is and will remain unsecured.

3.	NATURE OF PARTIES' RIGHTS AND OBLIGATIONS

3.1	Creditors

Unless otherwise agreed by all the Creditors:

(a)	the obligations of a Creditor under this Agreement are several;

(b)	failure by a Creditor to perform its obligations under this Agreement does not affect the obligations of any other Creditor under this Agreement; and

(c)	no Creditor is responsible for the obligations of any other Creditor under this Agreement.

3.2	Preservation of Junior Debt

(a)	Notwithstanding any term of this Agreement postponing, subordinating or preventing the payment of any of the Junior Debt:

(i)	that Junior Debt will, solely as between the Borrower and any Junior Creditor, remain owing or due and payable in accordance with the terms of the applicable Junior Finance Documents; and

(ii)	interest and default interest will accrue on missed payments accordingly.

(b)	No delay in exercising any right or remedy under a Junior Finance Document caused by any term of this Agreement will operate as a permanent waiver of that right or remedy.

4.	UNDERTAKINGS

4.1	Borrower

(a)	Except as provided in paragraph (b) below, no Junior Creditor may, and the Borrower and the Shareholders will not:

(i)	make or receive any payment or distribution in respect of any Junior Debt, whether in cash or in kind from any source;

(ii)	purchase, redeem or acquire or make any demand in respect of any Junior Debt;

(iii)	allow any Junior Debt to be set-off or otherwise discharged;

(iv)
allow to exist or receive the benefit of any security, guarantee, indemnity or other assurance against loss in respect of any Junior Debt, including without limitation under any deposit or participation arrangement;

(v)	allow any Junior Debt to be evidenced by a negotiable instrument;

(vi)	allow any Junior Debt to be subordinated to any person otherwise than in accordance with this Agreement; or

(vii)	take any action which might impair the priority or subordination achieved or intended to be achieved by this Agreement.

(b)	Paragraph (a) does not apply to:

(i)	the existence of any Seller Security, guarantee or indemnity under the Seller Credit Agreement;

(ii)	on or before the Senior Debt Discharge Date, any such action approved by the Required Lenders;

(iii)	after the Senior Debt Discharge Date, any such action approved by the Seller;

(iv)	payments expressly permitted under the Senior Finance Documents (or, after the Senior Debt Discharge Date, the Seller Credit Agreement); or

(v)
anything permitted under Clause 3.2 (Preservation of Junior Debt), Clause 5 (Payments of Junior Debt), Clause 6.2 (Consequences of insolvency), Clause 9.2 (Permitted Seller Enforcement) or Clause 15 (Changes to the Parties) of this Agreement.

5.	PAYMENTS OF JUNIOR DEBT

5.1	Payments of Junior Debt

(a)
Subject to paragraph (c), until the Senior Debt Discharge Date, no payment of interest, fees or expenses in respect of the Junior Debt shall be made. Any payment in respect of the Seller Debt is allowed after the Senior Debt Discharge Date.

(b)	Until the Seller Debt Discharge Date, no payment of any amounts owing (including, interest, fees or expenses) in respect of the Shareholder Debt shall be made.

(c)	Paragraph (a) does not apply to:

(i)	Seller Enforcement Proceeds paid to the Seller after the expiry of the Seller Standstill Period;

(ii)	any scheduled payments of principal and interest, fees, costs and expenses in respect of Seller Debt scheduled on or after 15 May 2013;

(iii)	any capitalisation of interest, fees, costs and expenses in respect of the Seller Debt prior to 15 May 2013;

(iv)	payments expressly permitted under the Senior Finance Documents (or, after the Senior Debt Discharge Date, the Seller Credit Agreement); or

(v)	Permitted Excluded Share Disposal Proceeds,

provided further that any cash dividends paid with respect to the Excluded Shares shall be delivered to the Intercreditor Agent for its payment to the Senior Agent, in accordance with the Senior Secured Term Loan Facility.

5.2	Junior Creditor Payment Suspension

(a)
If a Senior Event of Default is then outstanding, and without prejudice to clause 9.1 (Restrictions on Junior Debt), the Senior Agent shall give notice (a Junior Creditor Suspension Notice) to the Borrower and the Junior Creditors suspending any payment in respect of the Junior Debt.

(b)	A Junior Creditor Suspension Notice will remain in force, and payment of the Junior Debt will be suspended, until the earlier of:

(i)	90 days from receipt by the Junior Creditors of the notice;

(ii)	the date on which the relevant Senior Event of Default ceases to be continuing;

(iii)	the date on which the Senior Agent acting on the instructions of the Majority Senior Creditors cancels the Junior Creditor Suspension Notice by notice to the Borrower and the Junior Creditors; and

(iv)	the Senior Debt Discharge Date.

(c)
No Junior Creditor Suspension Notice may be served in reliance on a particular Senior Event of Default more than six months after the Senior Agent has received notice from a Party specifying the event concerned and that it is a Senior Event of Default.

(d)	The Senior Agent may only serve one Junior Creditor Suspension Notice in relation to each Senior Event of Default.

(e)
The accrual of all interest (and the capitalisation of interest) in accordance with the terms of the Junior Finance Document (as in force at the date of this Agreement or as amended to the extent permitted under this Agreement), but not the payment thereof, shall be permitted notwithstanding service of a Junior Creditor Suspension Notice or any other provision of this Subclause.

6.	CONTRACTUAL SUBORDINATION ON INSOLVENCY

6.1	Subordination Events

(a)	In this Agreement, "Borrower in Insolvency" means the occurrence with respect to the Borrower of:

(i)
winding up, administration or dissolution of the Borrower, including, without limitation, any "disolución, liquidación, concurso", or any other similar proceedings (including the "quiebra" or "acuerdo preventivo extrajudicial" in Argentina);

(ii)
the appointment of a receiver, administrative receiver, administrator or the like of the Borrower, including without limitation, a liquidator, "administración concursal" or any other person performing the same function of each of the foregoing;

(iii)	the Borrower being unable to pay its debts generally, including that the Borrower is in a state of insolvencia or concurso; or

(iv)	any similar or analogous process or proceeding in any other jurisdiction.

(b)	Any Subordinated Seller Debt and any Shareholder Debt owed by the Borrower in Insolvency will be subordinate in right of payment to any Senior Debt owed by the Borrower in Insolvency.

(c)	Any Shareholder Debt owed by the Borrower in Insolvency will be subordinate in right of payment to any Seller Debt owed by the Borrower in Insolvency.

6.2	Consequences of insolvency

(a)	Upon the Borrower in Insolvency, the Junior Creditors must, as requested by the Intercreditor Agent, and to the extent they might be entitled to do so under Spanish insolvency law:

(i)	claim, enforce and prove the Junior Debt owed by the Borrower in Insolvency;

(ii)	exercise all powers of convening meetings, voting and representation in respect of the Junior Debt;

(iii)	file claims and proofs, give receipts and take any proceedings as the Intercreditor Agent considers reasonably necessary to recover the Junior Debt under the Junior Finance Documents;

(iv)	do anything which the Intercreditor Agent sees fit to recover the Junior Debt; and

(v)	receive all distributions on the Junior Debt under the Junior Finance Documents for application under Clause 10 (Proceeds of Enforcement of Security).

(b)	Until the Senior Discharge Date, the Junior Creditors (and until the Seller Debt Discharge Date, the Shareholder) must:

(i)
hold any payment or distribution in cash or in kind received or receivable by it in respect of any Junior Debt from the Borrower in Insolvency or from any other source for the benefit of the Senior Creditors or, if after the Senior Debt Discharge Date, the Seller;

(ii)	promptly pay and transfer any such payment or distribution to the Intercreditor Agent for application in accordance with this Agreement; and

(iii)
direct the bankruptcy administrators, liquidators or other person distributing the assets of the Borrower in Insolvency or their proceeds to pay all payments and distributions on the Junior Debt direct to the Intercreditor Agent, provided that the Seller Enforcement Proceeds received by the Seller shall not be subject to the provisions in this paragraph (b).

(c)	Nothing in the Clause affects the rights of the Seller in respect of the Seller Security and Seller Debt that is not Subordinated Seller Debt.

6.3	Further assurance

The Junior Creditors must, at their own expense, subject to Clause 6.2 (Consequences of insolvency), take the reasonable actions the Intercreditor Agent may require to give effect to this Clause that otherwise are not prohibited by Spanish mandatory Law.

7.	TURNOVER

7.1	Non-permitted payment

If:

(a)	a Junior Creditor receives a payment or distribution in respect of any Subordinated Seller Debt or Shareholder Debt from the Borrower or any other source other than as allowed under this Agreement;

(b)
the Seller or a Shareholder receives the proceeds of any enforcement of any Security Interest or any guarantee or other assurance against financial loss for any Junior Debt other than as allowed under this Agreement, the recovering Junior Creditor will, prior to the Seller Debt Discharge Date:

(i)
hold such payment, distribution or proceeds for the benefit of the Senior Creditors (provided that after Senior Debt Discharge Date but prior to the Seller Debt Discharge Date such payment, distribution or proceeds are to be held for the benefit of the Seller); and

(ii)	immediately notify the Intercreditor Agent of such receipt.

7.2	Non-permitted discharge

If, for any reason, the Subordinated Seller Debt or the Shareholder Debt is discharged in any manner other than as allowed under this Agreement, the Seller or the Shareholders must immediately notify the Intercreditor Agent of such discharge of their Debt.

7.3	Turnover

(a)
The Seller and the Shareholders must pay to the Intercreditor Agent on demand the amount of any such payment, distribution or proceeds received by it or, as the case may be, an amount equal to the amount of their respective Subordinated Seller Debt or the Shareholder Debt so discharged, in each case less any third party costs and expenses (if any) reasonably incurred by it in recovering the amount.

(b)
The Intercreditor Agent may not make a demand in excess of the amount determined by it to be the outstanding balance of the Senior Debt (including all amounts for principal interests, default interests, fees and expenses or otherwise then due and payable under the Senior Secured Term Loan Facility and any amount certified by a Senior Creditor as necessary to compensate it for any breakage costs incurred by it as a result of any such payment).

(c)	Any amount so received by the Intercreditor Agent will be applied against the Debt in the order provided for in Clause 10 (Proceeds of Enforcement of Security).

7.4	Indemnity

The Borrower shall indemnify each Junior Creditor for any amount paid by them to the Intercreditor Agent under this Clause and the Junior Debt will be deemed not to have been reduced by the payment, distribution, receipt or discharge resulting in the obligation to make such payment.

8.	PROTECTION OF SUBORDINATION

8.1	Continuing subordination

The subordination provisions in this Agreement constitute a continuing subordination and will benefit the ultimate balance of all of the Senior Debt or, after the Senior Debt Discharge Debt, the Seller Debt, regardless of any intermediate payment or discharge in whole or in part.

8.2	Reinstatement

If any payment by a Junior Creditor or the Borrower or any discharge given by a Senior Creditor (whether in respect of the obligations of any Junior Creditor or the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Junior Creditor and the Borrower will continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)
each Senior Creditor or the Seller (after the Senior Debt Discharge Date) will be entitled to recover the value or amount of that security or payment from the Borrower or the Shareholder, as if the payment, discharge, avoidance or reduction had not occurred.

8.3	Waiver of defences

The subordination provisions in this Agreement and the obligations of each Junior Creditor and the Borrower under this Agreement will not be affected by any act, omission, matter or thing which, would reduce, release or prejudice the subordination or any of those obligations.

8.4	Immediate recourse

(a)
The Junior Creditors and the Borrower waive any right they may have of first requiring any Senior Creditor to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Junior Creditors or from the Borrower under this Agreement; provided that the Seller shall be under no obligation to turnover any Seller Enforcement Proceeds, and the Senior Creditors shall not make a claim against the Seller under this Agreement to turn over any proceeds for any Subordinated Seller Debt recovered by the Seller in contravention of the terms of this Agreement unless the Senior Creditors have received the proceeds of enforcement of the Transaction Security.

(b)
The Borrower waives any right they may have of first requiring any Senior Creditor to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Borrower under this Agreement.

(c)
The Shareholders and the Borrower waive any right they may have of first requiring the Seller to proceed against or enforce any other rights or security or claim payment from any person before claiming from Borrower under this Agreement.

8.5	Non-competition

(a)	Subject to paragraphs (b) and (c) below, until:

(i)	the Senior Debt Discharge Date; or

(ii)	the Intercreditor Agent otherwise directs (acting on the instructions of the Majority Senior Creditors),

neither the Seller (prior to the Senior Debt Discharge Debt) nor any Shareholder will be able, under any circumstances, to exercise any subrogation rights they may have with respect to any rights, security or moneys held, received or receivable by any other Creditor or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of its liability under this Agreement.

Until the Seller Debt Discharge Date, no Shareholder will be able, under any circumstances, to exercise any subrogation rights they may have with respect to any rights, security or moneys held, received or receivable by the Seller or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of its liability under this Agreement.

(b)	(i)
If any Senior Debt is paid out of any proceeds received in respect of or on account of the Seller Debt, in accordance with this Agreement, the Seller will to that extent be subrogated to the Senior Debt so paid (and all securities and guarantees for that Debt) but shall not be able to exercise such right until all Senior Debt has been paid in full and discharged.

(ii)
If any Senior Debt is paid out of any proceeds received in respect of or on account of any Shareholder Debt, in accordance with this Agreement, the relevant Shareholder will to that extent be subrogated to the Senior Debt so paid (and all securities and guarantees for that Debt) but shall not be able to exercise such right until the Seller Debt has been paid in full.

(iii)
If any Seller Debt is paid out of any proceeds received in respect of or on account of any Shareholders Debt, in accordance with this Agreement, the relevant Shareholder will to that extent be subrogated to the Seller Debt so paid (and all securities and guarantees for that Debt) but shall not be able to exercise such right until the until the Seller Debt has been paid in full.

(c)
If any Junior Creditor or Shareholder is entitled to exercise any such right of subrogation with respect to any Senior Debt, after the Senior Debt Discharge Date, each Senior Creditor shall (if it is properly indemnified to its satisfaction against any resulting costs and expenses (including legal fees)) provide such assistance to enable that right to be exercised as such Junior Creditor or Shareholder may reasonably request.

(d)
If a Shareholder is entitled to exercise any such right of subrogation with respect to the Seller Debt, after the Seller Debt Discharge Date, the Seller shall (if properly indemnified to its satisfaction against any resulting costs and expenses (including legal fees)) provide such assistance to enable that right to be exercised as the relevant Shareholder may reasonably request.

(e)
The Junior Creditors shall be able to exercise those legal actions they may be entitled to solely for the purpose of preserving the subrogation rights under this clause which would otherwise be lost as a result of a statutory limitation period being exceeded, if to do so would not conflict with any other term of this Agreement.

9.	ENFORCEMENT

9.1	Restrictions on Junior Debt

Subject to Clauses 6 (Contractual Subordination on Insolvency) and Clause 9.2 (Permitted Seller Enforcement), the Junior Creditor and the Shareholders may not:

(a)	demand payment of any Junior Debt;

(b)	accelerate any Junior Debt or otherwise declare any Junior Debt prematurely due and payable;

(c)	enforce any Junior Debt by attachment, set-off, execution or otherwise;

(d)	enforce any security ancillary to the Junior Debt;

(e)
initiate or support or take any step with a view to the declaration of insolvency, liquidation, administration or dissolution or any analogous proceedings in relation to the Borrower, nor agree to any voluntary arrangement or assignment for the benefit of creditors of the Borrower unless taking such action is compulsory under Spanish mandatory insolvency law;

(f)	bring or support any legal proceedings against the Borrower; or

(g)	otherwise exercise any remedy for the recovery of any Junior Debt.

9.2	Permitted Seller Enforcement

(a)	Notwithstanding the restrictions on enforcement set out in this Clause and except as provided below, the Seller may take any action otherwise prohibited by this Clause if:

(i)	a Seller Event of Default is still continuing at the end of its Seller Standstill Period;

(ii)	payment of the Senior Debt has been accelerated under the Senior Secured Term Loan Facility;

(iii)	the action is taken against the Borrower in Insolvency; or

(iv)	action is taken to exercise the rights of the Seller under or in connection with the Seller Security after the expiry of the Standstill Period.

(b)
Notwithstanding paragraph (a) above, the Seller may not do anything in respect of Subordinated Seller Debt and the Shareholders may not do anything in respect of the Borrower if the Collateral Agent is enforcing or otherwise exercising its powers to enforce or sell any assets charged under a Transaction Security Document until the earlier of:

(i)	the date the Intercreditor Agent notifies the Seller or Shareholder that the Collateral Agent has ceased to exercise those powers; and

(ii)	the date 120 days after the end of the relevant Seller Standstill Period.

(c)
Notwithstanding any other term of this Clause, the Seller may bring or support proceedings solely for the purpose of preserving any claim which would otherwise be lost as a result of a statutory limitation period being exceeded, if to do so would not conflict with any other term of this Agreement or take proceedings to obtain: (A) an injunction or other order to restrain any breach by any other Party to any Seller Document; (B) declaratory relief, specific performance or other similar judgment or order as to the obligations of any other Party in connection with any Seller Document; and/or (C) any proceeding that is similar or analogous to any of the foregoing.

(d)	The Shareholders cannot take any type of action against the Borrower until the later of the Senior Debt Discharge Date and the Seller Debt Discharge Date.

10.	PROCEEDS OF ENFORCEMENT OF SECURITY

10.1	Order of Application of Transaction Security

Subject to the rights of any creditor with prior security or any preferential claim, the proceeds of enforcement of the Transaction Security must be paid to the Intercreditor Agent. Those proceeds and any other amounts paid to the Intercreditor Agent under this Agreement shall be transferred, by wire transfer of immediately available funds, by the Intercreditor Agent to the Collateral Agent's Account for application thereof as provided in the Senior Secured Term Loan Facility.

10.2	Order of Application of Seller Security

Subject to the rights of any creditor with prior security or any preferential claim, the proceeds of enforcement of the Seller Security must be paid to the Intercreditor Agent. Those proceeds and any other amounts paid to the Intercreditor Agent under this Agreement shall be applied by the Intercreditor Agent in the following order:

(a)
first, in or towards payment of the fees, costs, expenses and liabilities of the Intercreditor Agent and any receiver, attorney or agent appointed under the Seller Security Documents or this Agreement;

(b)	secondly, in or towards payment of any fees, costs and expenses of the Seller;

(c)	thirdly, in or towards payment of any amounts outstanding under the Seller Debt; and

(d)	fourthly, the payment of the surplus (if any) to the Borrower (or, if applicable, to any other person lawfully entitled to it).

10.3	Good discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under this Clause will discharge the Intercreditor Agent.

10.4	Non-cash Distributions

(a)
If the Intercreditor Agent or any other Senior Creditor receives any distribution otherwise than in cash in respect of the Senior Debt, the Senior Debt will not be deemed reduced by that distribution until and except to the extent that the realisation proceeds are applied towards the Senior Debt.

(b)
If after the Senior Debt Discharge Date the Intercreditor Agent or the Seller receives any distribution otherwise than in cash in respect of the Seller Debt, the Seller Debt will not be deemed reduced by that distribution until and except to the extent that the realisation proceeds are applied towards the Seller Debt.

10.5	Currencies

(a)
All moneys received or held by the Intercreditor Agent under this Agreement in a currency other than a currency in which the relevant Debt is denominated may be sold for any one or more of the currencies in which the Debt is denominated as the Intercreditor Agent considers necessary or desirable.

(b)	The Borrower must indemnify the Intercreditor Agent against any loss or liability incurred in relation to any sale.

(c)	The Intercreditor Agent has no liability to any Party in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

11.	THE INTERCREDITOR AGENT AND COLLATERAL AGENT

11.1	Appointment and duties of the Intercreditor Agent

(a)
The Parties appoint the Intercreditor Agent to act as agent under and in connection with the roles and duties set out in this Agreement and irrevocably authorises the Intercreditor Agent to perform the duties and to exercise the rights, powers and discretions that are specifically given to it under this Agreement, together with any other incidental rights, powers and discretions.

(b)	The Intercreditor Agent may act through its personnel and agents.

(c)	The Intercreditor Agent's duties under this Agreement are solely mechanical and administrative in nature.

11.2	Duties of the Intercreditor Agent

(a)	The Intercreditor Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Intercreditor Agent for that Party by any other Party.

(b)	If the Intercreditor Agent receives notice from a Party referring to this Agreement, it shall promptly notify the other Parties.

(c)	Except otherwise specifically provided in this Agreement, the Intercreditor Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	The Intercreditor Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(e)
Notwithstanding any other provision of any Senior Finance Document or Seller Document to the contrary, the Intercreditor Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

11.3	Responsibility

The Intercreditor Agent is not:

(a)
responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Party or any other person given in or in connection with this Agreement or the transactions contemplated in the Finance Documents or Transaction Security; or

(b)
responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

(c)	The Intercreditor Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(d)	The Intercreditor Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

11.4	Exclusion of liability

(a)
The Intercreditor Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Intercreditor Agent) may take any proceedings against any officer, employee or agent of the Intercreditor Agent in respect of any claim it might have against the Intercreditor Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Intercreditor Agent may rely on this Clause.

(c)
The Intercreditor Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under this Agreement to be paid by the Intercreditor Agent if the Intercreditor Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Intercreditor Agent for that purpose.

11.5	Indemnity to the Intercreditor Agent

The Borrower must indemnify the Intercreditor Agent for any loss or liability incurred by the Intercreditor Agent in acting as the Intercreditor Agent under this Agreement, except to the extent that the loss or liability is directly caused by the Intercreditor Agent's gross negligence or wilful misconduct.

11.6	Resignation of the Intercreditor Agent

(a)	The Intercreditor Agent may resign of his duties under this Agreement and appoint any of its affiliates as successor Intercreditor Agent by giving notice to the other Parties.

(b)
The Intercreditor Agent may resign by giving notice to the other Parties, in which case the Majority Senior Creditors in consultation with the Seller (or, if after the Senior Debt Discharge Date, the Seller) may appoint a successor Intercreditor Agent. If the Intercreditor Agent gives notice to the Parties that it will resign on a date on or after the Senior Debt Discharge Date, the Seller must appoint a replacement Intercreditor Agent promptly.

(c)
If no successor Intercreditor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Intercreditor Agent himself may appoint a successor Intercreditor Agent.

(d)
The resignation of the Intercreditor Agent and the appointment of any successor Intercreditor Agent will both become effective only when the successor Intercreditor Agent notifies all the Parties that it accepts its appointment and executes and delivers to the Intercreditor Agent a duly completed Accession Agreement. On satisfaction of said condition, the successor Intercreditor Agent will succeed to the position of the retiring Intercreditor Agent and the term Intercreditor Agent under this Agreement will mean the successor Intercreditor Agent.

(e)	The retiring Intercreditor Agent must, at its own cost:

(i)
make available to the successor Intercreditor Agent such documents and records and provide such assistance as the successor Intercreditor Agent may reasonably request for the purposes of performing its functions as the Intercreditor Agent under this Agreement; and

(ii)
enter into and deliver to the successor Intercreditor Agent such documents and effect such registrations as may be required for the transfer or assignment of all its rights and benefits under this Agreement to the successor Intercreditor Agent;

provided that the Borrower and the other parties must (at the cost of the Borrower) take any action and enter into any document which is required by the Intercreditor Agent as may be required for the transfer or assignment of all its rights and benefits under this Agreement to the successor Intercreditor Agent.

(f)
Upon its resignation becoming effective, this Clause will continue to benefit the retiring Intercreditor Agent in respect of any action taken or not taken by it in connection with this Agreement while it was the Intercreditor Agent, and it will have no further obligations under this Agreement.

(g)
The Majority Senior Creditors in consultation with the Seller (or, if after the Senior Debt Discharge Date, the Seller) may, by notice to the Intercreditor Agent, require it to resign under paragraph (b) above. If a replacement Intercreditor Agent has not been appointed within 60 days of the Intercreditor Agent giving notice of resignation under this paragraph (g) and the Senior Debt Discharge Date has occurred, the resignation of the Intercreditor Agent will take effect on the date notified by the Intercreditor Agent for this purpose to the other Parties whether or not a replacement has been appointed.

11.7	Confidentiality

(a)
In acting as agent under this Agreement, the Intercreditor Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Intercreditor Agent, it may be treated as confidential to that division or department and the Intercreditor Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Intercreditor Agent is not obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information,

if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

11.8	Deduction from amounts payable by the Intercreditor Agent

If any Party owes an amount to the Intercreditor Agent under this Agreement, the Intercreditor Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Intercreditor Agent would otherwise be obliged to make under this Agreement and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of this Agreement, that Party shall be regarded as having received any amount so deducted.

11.9	Collateral Agent

The Collateral Agent has agreed to become a party to this Agreement for the purpose of taking the benefit of, and assuming obligations under, the provisions of this Agreement expressly stated to be for the benefit of or to be assumed by the Collateral Agent, and for the better preservation and enforcement of its rights and the rights of the Collateral Agent under the Senior Secured Term Loan Facility and hereunder. Notwithstanding the foregoing, the Collateral Agent shall have no responsibility for any of the obligations of, nor assume any liabilities with respect to any obligations of, any other party to this Agreement.

The parties to this Agreement acknowledge that the rights and obligations of the Collateral Agent under this Agreement are governed by the Senior Secured Term Loan Facility and the provisions for indemnifying the Collateral Agent contained therein shall apply mutatis mutandis to this Agreement.

12.	CO-OPERATION BETWEEN CREDITORS

12.1	Defaults

The Senior Agent and the Seller and the Shareholder must promptly notify each other of the occurrence of any Event of Default under the Senior Secured Term Loan Facility or the Junior Debt (as applicable) of which it has received notice from a Party specifying the event and identifying it as an Event of Default.

12.2	Amount of Debt

The Senior Agent, the Seller and the Shareholder must on request notify each other of details of the amount of the Senior Debt or the Junior Debt, as appropriate.

12.3	Other information

The Borrower authorises each of the Senior Creditors, the Seller and the Shareholders to disclose to each other any information in connection with the Finance Documents.

13.	EXPENSES

The Borrower must pay:

(a)	each Senior Creditor; and

(b)	the Seller,

within three Business Days of demand the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights against the Borrower or the Shareholder, as appropriate, under this Agreement.

14.	AMENDMENTS AND WAIVERS

14.1	Amendments to the Seller Credit Agreement

The Borrower and the Seller may not agree to amend or waive any terms of the Seller Credit Agreement in a manner that is adverse to the Senior Creditors without the consent of the Required Lenders.

14.2	Amendments to Shareholder Loans

No Party may amend or waive any terms of any Shareholder Loans in a manner that is adverse to the Senior Creditors without the consent of the Required Lenders or, if after the Senior Discharge Date, the Junior Creditor.

14.3	Amendments to the Senior Finance Document

(a)	Subject to paragraph (b) below, the Senior Creditors may amend or waive any term of any Senior Finance Document without the consent of the Junior Creditor or the Shareholders.

(b)	The Senior Creditors may not amend or waive any term of any Senior Finance Document in a manner or to an extent which would result in:

(i)	an increase of an additional $100,000,000 in the principal amount of the Senior Secured Term Loan Facility;

(ii)	an increase of an additional 2.00% p.a. of the applicable margin on the Senior Debt under the Senior Secured Term Loan Facility;

(iii)	any extension by six additional months of the Maturity Date of the Senior Secured Term Loan Facility;

(iv)
any obligation (excluding any financial covenant or negative covenant) that imposes an additional material payment obligation on the Borrower or causes an existing payment obligation (excluding any financial covenant or negative covenant) to become more onerous in any material respect for the Borrower;

(v)
any amendment to the Senior Finance Documents that determines the amount of Shares to be released, or the timing of, or conditions to, the release of Collateral (as defined in Senior Secured Term Loan Facility), pursuant to Clause 5.10 of the Senior Secured Term Loan Facility; or

(vi)	a change to the priority, ranking or subordination achieved or intended to be achieved by this Agreement without the approval of the Seller.

15.	CHANGES TO THE PARTIES

15.1	Borrower

The Borrower may not assign or transfer any of its rights (if any) or obligations under this Agreement.

15.2	The Seller

The Seller may assign, transfer charge, novate or dispose of its rights under the Seller Credit Agreement provided that the assignment or transfer is allowed under the Seller Credit Agreement, and the assignee or transferee agrees to be bound by this Agreement as the relevant Seller by the execution of a duly completed Accession Agreement.

15.3	Senior Creditors

The Senior Creditors may assign, transfer, charge, novate or dispose of any of its rights and obligations under or in respect of any Senior Finance Document, provided that the assignment or transfer is allowed under the Senior Finance Document, and the assignee or transferee agrees to be bound by this Agreement as the relevant Senior Creditor by the execution of a duly completed Accession Agreement.

15.4	New Agents

(a)
Any person acceding to the Senior Secured Term Loan Facility as an Agent under that agreement must at the same time become bound by this Agreement as the relevant Agent by executing an Accession Agreement.

(b)	No Agent may be replaced or resign except as expressly allowed in the Senior Secured Term Loan Facility.

15.5	Accession Agreement

The Parties appoint the Intercreditor Agent as its agent to sign on its behalf any Accession Agreement, in order that each such Accession Agreement shall be binding on the ensure to the benefit of all the Parties.

15.6	Option to Purchase - Seller

(a)	If:

(i)	the Senior Debt is declared due and payable; or

(ii)	the Majority Senior Creditors have instructed the Collateral Agent to enforce any material part of the Transaction Security created for their benefit,

the Seller may, by giving not less than five Business Days' notice to the Senior Agent, elect that the Seller purchase, or arrange for another person to purchase, all of the Senior Debt. Any such notice is irrevocable. The completion and payment of the funds required to complete the purchase of all the Senior Debt must be effected within a further five Business Days from the Seller's notice that it has elected to purchase all the Senior Debt.

(b)	The Intercreditor Agent must notify the other Parties promptly of any notice given to it under paragraph (a) above.

(c)	Any purchase of the Senior Debt under this Clause will take effect by way of a full transfer of rights and obligations under the Senior Secured Term Loan Facility, including Collateral.

(d)	Any transfer under this Subclause will only take effect:

(i)	against payment in full of an amount (as certified by the Senior Agent) equal to the Senior Debt outstanding as at the date the amount is received;

(ii)	if, after the transfer, no Senior Creditor will be under any actual or contingent liability to the Borrower or any other person under any Senior Finance Document;

(iii)
if the Junior Creditor (or another third party acceptable to all the Senior Creditors) provides an indemnity, in form and substance reasonably satisfactory to the Senior Agent, in respect of any loss or liability which may be incurred by any Senior Creditor as a consequence of any sum received or recovered by any Senior Creditor (from the Borrower or the Junior Creditor or otherwise) being required to be paid back by or clawed back from any Senior Creditor for any reason whatsoever;

(iv)
 if the Seller exercises his option pursuant to paragraph (a) above prior to the one-year anniversary of the Closing Date (as defined in the Senior Secured Term Loan Facility), the Seller pays to the Intercreditor Agent, for the Senior Creditors, a premium in the amount of 1% of the principal amount then due and outstanding under the Senior Secured Term Loan Facility.

(e)	Any transfer under this Clause will be without recourse to, or warranty from, any Senior Creditor.

16.	SHARING

16.1	Equalisation Payments

If, following a Senior Enforcement Event, any amount owing by the Borrower under the Finance Documents to a Senior Creditor (a Recovering Creditor) is discharged by payment, set-off or any other manner other than through the Intercreditor Agent under Clause 10 (Proceeds of Enforcement of Security), then:

(a)	the Recovering Creditor must, within three Business Days supply details of the recovery to the Intercreditor Agent;

(b)
the Intercreditor Agent must calculate whether the recovery is in excess of the amount which the Recovering Creditor would have received if the recovery had been received by the Intercreditor Agent under 10 (Proceeds of Enforcement of Security), without taking account of any Tax which would be imposed on the Senior Agent in relation to the recovery or distribution; and

(c)	the Recovering Creditor must pay to the Intercreditor Agent an amount equal to the excess (the redistribution).

16.2	Effect of redistribution

(a)	The Intercreditor Agent must distribute the redistribution in accordance with Clause 10 (Proceeds of Enforcement of Security).

(b)	When the Intercreditor Agent makes a distribution under paragraph (a) above, the Recovering Creditor will be subrogated to the rights of the Creditors which have shared in that redistribution.

(c)
If and to the extent that the Recovering Creditor is not able to rely on any rights of subrogation under paragraph (b) above, the Borrower will owe the Recovering Creditor a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a Recovering Creditor must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

(ii)	the Recovering Creditor has paid a redistribution in relation to that recovery,

each Senior Creditor, on the request of the Intercreditor Agent, must reimburse the Recovering Creditor all or the appropriate portion of the redistribution paid to that Senior Creditor, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

17.	SET OFF

(a)
A Senior Creditor may set off any matured obligation due from the Borrower or the Shareholder under this Agreement against any matured obligation owed by that Senior Creditor to the Borrower or the Shareholder regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Senior Creditor may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
The Seller may set off any matured obligation due and payable to it from the Borrower or the Shareholder under this Agreement against any matured obligation owed to the Seller by the Borrower or the Shareholder.

18.	NOTICES

18.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2	Addresses

The address and fax number (and the department or office, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	Senior Creditors
BNP
16, Boulevard des Italiens
75009 Paris

GS
Petershill, 1 Carter Lane
London, EC4V 5ER
England
Att: Annabel Jamieson / Sophie Damoglou
Tel:+44 20 7774 8208 / +44 20 7552 9732
Facsimile Number: :+44 20 7552 7070
LoanDocumentation@LN.email.gs.com

CS
Credit Suisse, London Branch
One Cabot Square, London
E14 4QJ
Attention: Ian Croft / Elvin Tan
Facsimile Number: 011-44-20-7888-8398

ITAU
Rua Tierno Galvan -Torre 3, 11º
1099-048 Lisboa - Portugal
F +351 21 388 72 19
Att.: Legal Department.

With a copy to the Administrative Agent.

(b)	Collateral Agent
HSBC Bank plc
8 Canada Square
London E14 5HQ
United Kingdom
Fax : +44.20.7991.4350
Attention : CTLA Trustee Administration

(c)	Seller
Repsol YPF, S.A.
Paseo de la Castellana, 278
28046 Madrid.
Fax.: +34.91.314.29.35
Att.: Chief Executive Officer

With copy to
Repsol YPF, S.A.
Paseo de la Castellana, 278
28046 Madrid.
Fax.: +34.91.348.61.11
Att.: Corporate Director of Legal Services

With copy to
Repsol YPF, S.A.
Paseo de la Castellana, 278
28046 Madrid.
Fax.: +34.91.348.94.92
Att.: Corporate Director of Tax and Finance

With copy to
Latham&Watkins.
María de Molina 6, 4th Floor
28006 Madrid
Fax +34.902.882.228

(d)	Shareholder
Petersen Energía PTY, Ltd.
Level 23, Rialto Towers 525, Collins Street, Melbourne

(e)	Borrower
Petersen Energía, S.A.
Plaza de Pablo Ruiz Picasso, number 1, Building Torre Picasso, floor 38

(f)	Senior Agent and Intercreditor Agent
Credit Suisse, London Branch,
One Cabot Square, London
E14 4QJ,
Attention: Ian Croft / Elvin Tan,
Facsimile Number: 011-44-20-7888-8398

or any substitute address, fax number or department or officer as the Party may notify to the Intercreditor Agent (or the Intercreditor Agent may notify to the other Parties, if a change is made by the Intercreditor Agent) by not less than five Business Days' notice.

18.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or (five) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered will be effective only when actually received and then only if it is expressly marked for the attention of the department or officer identified above.

(c)	All notices from or to the Borrower shall be sent through the Agent.

18.4	Notification of address and fax number

Promptly upon receipt of notification of an address, and fax number or change of address or fax number pursuant to Clause 18.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

18.5	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Intercreditor Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is constitutional, statutory or other official document.

19.	MISCELLANEOUS

19.1	Day count convention

Any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

19.2	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19.3	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Senior Creditor, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

19.4	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19.5	Formalities

The Borrower agrees that, at its cost, this Agreement, and any amendment to it, will be formalised in a Spanish notarial document (escritura pública or póliza intervenida) on the same date of execution of this Agreement.

19.6	Designated Senior Debt

(a)
The rights established in this Agreement for the benefit of the Senior Creditors are also for the benefit of any Designated Senior Creditor and the rights are established expressly as a stipulation in favour of the Designated Senior Creditors. Consequently, the Designated Senior Creditors shall be entitled to the benefit of this Agreement as if they were Senior Creditors by mere notice of their acceptance of their terms to the Borrower, the Seller and the Shareholders.

(b)
The provisions of this Agreement shall survive as if there had been a subjective novation of the Senior Creditors by the Designated Senior Creditors and of the Senior Debt by the Designated Senior Debt, without any extinctive effects, so that the provisions of this Agreement shall survive and shall remain in full force and effect for the benefit of the Designated Senior Debt and the Designated Senior Creditors, who shall rank, as between the Seller, the Borrower and the Shareholders, with the same status as the Senior Debt.

20.	GOVERNING LAW

This Agreement shall be construed and is governed by Spanish common law without regard to the rules of international private law.

21.	JURISDICTION

(a)	The courts of the city of Madrid, Spain have exclusive jurisdiction to settle any dispute in connection with this Agreement.

(b)
The courts of the city of Madrid, Spain are the most appropriate and convenient courts to settle any such dispute and the Parties waive objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

(c)
This Clause is for the benefit of the Senior Creditors and the Seller only. To the extent allowed by law, a Senior Creditor or the Seller may take proceedings in any other court; and concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

FORM OF ACCESSION AGREEMENT

To: [SECURITY AGENT] as the Intercreditor Agent

From: [PROPOSED NEW PARTY]

Date: [  ]

[COMPANY] - Intercreditor Agreement dated

[            ] (the Intercreditor Agreement)

We refer to the Intercreditor Agreement. This is an Accession Agreement.

We, [name of new Party] of [address/registered office], agree to be [a/an]1  [      ]2  under the Intercreditor Agreement and to be bound by the terms of the Intercreditor Agreement as [a/an]3 [      ]4.

Our contact details [and Facility Office]3  are as follows:

[

].

This Accession Agreement is governed by Spanish law.

By:

[PROPOSED NEW PARTY]

1     Delete as applicable.
2     Specify category of Party.
3     If applicable.

SIGNATORIES

/s/ Mauro Renato José Dacomo	/s/ Ignacio Cruz Morán
PETERSEN ENERGÍA, S.A. P.P.: D. Mauro Renato José Dacomo	PETERSEN ENERGÍA, S.A. P.P.: D. Ignacio Cruz Morán

/s/ Claudio Adolfo Canepa	/s/ Matías Eskenazi Storey
PETERSEN ENERGÍA PTY. LTD. P.P.: D. Claudio Adolfo Canepa	PETERSEN ENERGÍA PTY. LTD. P.P.: D. Matías Eskenazi Storey

/s/ Fernando Ramirez Mazarredo
REPSOL YPF, S.A. P.P.: D. Fernando Ramirez Mazarredo

/s/ Eduardo Sebastián de Erice y Malo de Molina	/s/ Pablo Manuel Rodríguez Abelenda
CREDIT SUISSE INTERNATIONAL P.P.: D. Eduardo Sebastián de Erice y Malo de Molina	CREDIT SUISSE INTERNATIONAL P.P.: D. Pablo Manuel Rodríguez Abelenda

/s/ Eduardo Sebastián de Erice y Malo de Molina	/s/ Pablo Manuel Rodríguez Abelenda
GOLDMAN SACHS INTERNATIONAL BANK P.P.: D. Eduardo Sebastián de Erice y Malo de Molina	GOLDMAN SACHS INTERNATIONAL BANK P.P.: D. Pablo Manuel Rodríguez Abelenda

/s/ Eduardo Sebastián de Erice y Malo de Molina	/s/ Pablo Manuel Rodríguez Abelenda
BNP PARIBAS P.P.: D. Eduardo Sebastián de Erice y Malo de Molina	BNP PARIBAS P.P.: D. Pablo Manuel Rodríguez Abelenda

/s/ Rafael Jaime Navarro Navarro
BANCO ITAÚ EUROPA, S.A. SUCURSAL FINANCEIRA EXTERIOR P.P.: D. Rafael Jaime Navarro Navarro

/s/ Eduardo Sebastián de Erice y Malo de Molina	/s/ Pablo Manuel Rodríguez Abelenda
CREDIT SUISSE, LONDON BRANCH P.P.: D. Eduardo Sebastián de Erice y Malo de Molina	CREDIT SUISSE, LONDON BRANCH P.P.: D. Pablo Manuel Rodríguez Abelenda

/s/ Eduardo Sebastián de Erice y Malo de Molina	/s/ Pablo Manuel Rodríguez Abelenda
HSBC BANK, Plc P.P.: D. Eduardo Sebastián de Erice y Malo de Molina	HSBC BANK, Plc P.P.: D. Pablo Manuel Rodríguez Abelenda

This agreement is executed, as previously stated, before Mr. Martín Maria Recarte, Notary , for all relevant legal purposes, including those established in article 571 of the Civil Judgment Law, article 93 of the Commercial Code and other concordant legislation.

The parties express their conformity with this agreement, they deliver and sign it before me and agree to sign only the page where their printed name appears, indicating to the Notary that he number and affix his stamp and seal to all pages of this document.

And I, the Notary, having given the proper legal notices, vouch for the identity of the signatories, the legitimacy of their signatures and that their consent to sign was freely given, and that the act of signing accords with legal process and the appropriately informed will of the signatories and other participants.

I acknowledge and ascertain that this document will remain in my file for its preservation in the Book-Registry of Operations, consisting of [ ] numbered pages (including annexes), stamped and sealed by me, the Notary.